Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 33-75622, 333-108805, 333-150694, 333-166828 and 333-188599) of Albemarle Corporation of our report dated February 25, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in reportable segments discussed in Note 23 and the income tax disclosure in Note 18, as to which the date is May 30, 2014, and the effects of discontinued operations discussed in Note 1, as to which the date is August 7, 2014, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.
/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New Orleans, Louisiana
August 7, 2014